JMAR TECHNOLOGIES RENEWS $3 MILLION WORKING CAPITAL LINE AND AMENDS TERMS OF PREFERRED STOCK

Combined Initiatives Increase Working Capital Borrowing Availability and Defer $6.9 Million of
2006 and 2007 Redemption Payments to 2008

SAN DIEGO, CA –March 29, 2006 – JMAR Technologies, Inc. (Nasdaq: JMAR), a leading developer of advanced laser technology, has completed the renewal of its $3 million Working Capital Line with Laurus Master Fund (Laurus) and amended the terms of its existing $7.85 million of Convertible Preferred Stock issued to Laurus.

“The renewal of the Working Capital Line is important to our liquidity as we look forward to expanded production of our new products,” commented Dennis E. Valentine, Chief Financial Officer of JMAR. “This Line provides more availability than the expired line as the accounts receivable limit is increased and an inventory component is added. In addition, the amendment of the Preferred Stock significantly increases our liquidity over the next twelve months, making more funds available for our new product development projects.”

The new two year Working Capital Line is non-convertible and allows the Company to borrow from time-to-time up to 90% of eligible accounts receivable and as much as 50% of eligible inventory to $500,000 with an aggregate maximum of $3 million. In connection with the new Working Capital Line, Laurus was granted a warrant exercisable into 458,181 shares of common stock at an exercise price of $0.01, with a term of ten years.

Prior to amending the Preferred Stock, the Series F, G and H Preferred Stock required six monthly redemption payments of $150,000 starting in August, 2006, with the balance of the outstanding Preferred Stock ($6.95 million) to be redeemed in full in February, 2007. This amendment involves the issuance of a new Series I Convertible Preferred Stock to replace $6.4 million of the Series F, G and H Preferred Stock (Series F-H), leaving $1.45 million of the Series G outstanding. The terms of the new Series I Preferred Stock and the amendments to the remaining Series G Preferred Stock have the effect of deferring the $7.85 million in redemption payments, as follows: a) 6 monthly redemption payments (originally $150,000) originally scheduled to commence in August 2006 are deferred one year and reduced to $122,178 per month; b) $6.6 million of the redemption payment originally due in February 2007 is deferred until August 2008; and c) the remaining $528,618 of the redemption payment is payable at $27,822 per month starting February 2007 through August 2008. In consideration for these deferrals, the conversion price for $6.4 million of the Series F-H (currently $2.00) was reduced to $1.16 per share. In addition, the exercise price of 200,000 warrants that were originally issued in connection with the Series F-H Preferred Stock (originally ranging from $3.42 to $3.82) was reduced to $1.16 per share. The redemption payments will be reduced to the extent that the Preferred Stock is converted into common stock.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging more than a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures, and markets its BioSentry™ microorganism early-warning system and maintains a strategic alliance for the production of the READ chemical sensor for the homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 858-946-6800	Katrine Winther-Olesen/Tom Caden Medi IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets, cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies, delays in receipt and funding of government contracts and those risks detailed in the Company’s Form 10Q for the quarter ended September 30, 2005 and its Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.